Exhibit 99.1
December 2, 2005
Dear Diamond Grower:
We are pleased to enclose your final payment on the 2004 crop. Also enclosed is your final 2004 crop payment statement, which summarizes the total value you have received for the varieties you delivered on the 2004 crop. We are pleased to report that this year’s total walnut grower payment is the largest in Diamond’s history.
Please note this final 2004 crop payment includes a $.0042 per pound patronage payment. For tax purposes, this payment is considered a patronage dividend and should be included in taxable income. This payment will be reported to the Internal Revenue Service for the calendar year 2005 in January 2006 on Form 1099-PATR
2005 Crop Harvest
Based on this year’s crop deliveries, the 2005 crop is on track to reach a new record and may exceed the State crop estimate of 340,000 tons. Quality on this year’s crop varied greatly based on varieties and growing region. Extended high temperatures during the early summer resulted in reduced nut size and increased shrivel, as well as insect and mold damage. This was particularly acute on early varieties that are more heat sensitive. However, as the harvest progressed, quality in later varieties continued to improve. Although the overall edible yield at 45.8% was off compared to 47.6% last year, kernel color at 52.2 reflected light index (RLI) was slightly better than the 52.0 RLI for the prior year’s deliveries. Similar to last year, insect damage continued above the five-year average, with the overall crop producing 91.6% Class I deliveries, only slightly better than the 2004 crop. Fortunately, mild temperatures and minimal precipitation during the fall abated early concerns that quality would continue to deteriorate during the harvest.
In spite of the smaller nuts size and the later harvest, industry shipments through October 2005 achieved 98% of the overall volume shipped for the same period last year. In addition, shipment levels in November appear to be on track to make up for the initial delay in shipments.
Market Update
Diamond continues to strengthen its position as the #1 national brand in the culinary and inshell nut categories, securing a market share four times larger than the #2 supplier. Emerald is now the #2 snack nut brand in the U.S., with 80% ACV distribution. Diamond Foods was recently honored by Progressive Grocer magazine as a “Category Captain” in the salty snacks category. In its award narrative, Progressive Grocer commended Diamond for adding 7.2 million purchases to the snack nut category since the national introduction of its new line of Emerald snack nuts in August 2004. According to Progressive Grocer, “Diamond has had a hand in growing the total category, rather than merely cannibalizing sales from others. ... During the height of the low-carb craze, snack nuts grew a whopping 16 percent. However, the category continued to grow even after the low-carb fad had lost steam. This continued robustness is due in part to the excitement generated by Emerald Nuts, which, in turn, spurred competitors to promote more heavily and thus sell more products than they had the previous year.”
In September, Progressive Grocer honored Emerald snack nuts as one of top 50 new products based on originality, usefulness, innovation, packaging, market appeal and merchandising programs.
Diamond’s efforts in supplying walnuts for McDonald’s Fruit & Walnut Salad were also honored recently by the world’s leading foodservice retailer, with the 2005 McDonald’s U.S. Teamwork Award. “We were very impressed with Diamond’s product quality and production capabilities — attributes that earned them this recognition,” said J.C. Gonzalez-Mendez, Senior Vice President, Supply Chain, McDonald’s North America.
1050 South Diamond Street • Stockton, CA 95205-7087
Tel: 209 • 467 • 6000 Fax: 209 • 467 • 6709 www.diamondnuts.com

To receive this award during our first year of business is especially significant as the Fruit & Walnut Premium Salad provides us with another opportunity to introduce more U.S. consumers to Diamond’s nutrient-dense, value-added walnut products.
McDonald’s introduced its Fruit & Walnut Premium Salad in May 2005, in all 13,700 U.S. restaurants. A key ingredient is a .75-oz. Diamond-branded packet of candied walnuts. Diamond is producing and packaging the sweet candied walnuts for McDonald’s at its main processing facility in Stockton.
Super Bowl Advertising
Diamond continues to support the inshell, culinary, and snack business with innovative and effective consumer marketing activities. The cornerstone of the Emerald snack program will be a television campaign featuring Emerald’s return as a national Super Bowl advertiser. Three new Emerald television commercials have been created, using the E-M-E-R-A-L-D-N-U-T-S themes.
•	Two of the commercials will begin airing during the live nationwide telecast of the Emerald Bowl on ESPN on Dec. 29.
•	The key commercial will be reserved for debut on the Super Bowl. A major national public relations campaign will be conducted to generate excitement among news media and consumers.
•	The television campaigns will also be featured during the Olympic Winter Games nationally on NBC.
Print advertisements in the New York Times and USA Today will run for 10 consecutive days leading up to Super Bowl XL. USA Today is the nation’s largest newspaper with a circulation of more than 2.6 million per day. The New York Times, with a daily circulation of more than 1.7 million, is the third most widely read newspaper in the U.S.
The online component will feature themed ads in flash animation on Yahoo home pages. The ads will link to the Emerald website where consumers can view all the ads and submit their own ideas and be entered into a daily contest and a drawing for a special grand prize.
Emerald Bowl
The fourth annual Emerald Bowl, San Francisco’s newest holiday tradition, is scheduled for Thursday, December 29. The game will begin at 1:30 p.m. at SBC Park featuring the University of Utah Utes (6-5) versus a team to be named soon from the Atlantic Coast Conference. The game will be telecast live nationwide on ESPN. For more detail visit emeraldbowl.org
We look forward to seeing you at one of the regional grower meetings.
Regards,

/s/ Michael J. Mendes
President/CEO
“Safe Harbor Statement”: Our future plans and prospects, which are “forward-looking statements” are subject to risks and uncertainties. A variety of factors could affect our current expectations and our actual results, including demand for our products, fluctuations in availability and price of raw materials and competition in our markets. The factors underlying our forward-looking statements are subject to change, and therefore these statements speak only as of the date of this letter. A detailed discussion of factors and other risks that affect our business is contained in our SEC filings, including under the heading “Risk Factors” in our Annual Report on Form 10-K. Copies of these reports may be found online at www.sec.gov.